Exhibit 10.1

75 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS 02421

(the “Building”)

FIRST AMENDMENT

(“First Amendment”)

EFFECTIVE DATE:	August 11, 2023
LANDLORD:	LS 75 HAYDEN, LLC, a Delaware limited liability company, as successor-in-interest to HCP/King 75 Hayden LLC, a Delaware limited liability company
TENANT:	VOYAGER THERAPEUTICS, INC., a Delaware corporation
EXISTING PREMISES:	Areas on the first (1st) floor and second (2nd) floors of the Building, the Penthouse and the roof of the Building, containing approximately 32,142 rentable square feet in the aggregate, as further described in the Lease.
ORIGINAL LEASE:	Indenture of Lease by and between Landlord and Tenant dated as of March 16, 2020
EXPIRATION DATE:	January 31, 2031
EXPANSION PREMISES:

Approximately 61,307 rentable square feet, comprising the entirety of the third (3rd) floor of the Building, as shown on Exhibit A-1, First Amendment attached hereto and incorporated by reference herein (the “First Amendment Prime Premises”), together with (i) the “First Amendment PH System Premises”, which is located in the common PH System Room on the first floor of the Building, as shown on Exhibit A-2, First Amendment, (ii) the “First Amendment Storage Premises”, which is located in the common Storage Room on the first floor of the Building, as shown on Exhibit A-3, First Amendment, (iii) the “First Amendment Penthouse Equipment Premises”, which is located in the common Penthouse Equipment Room on the Penthouse floor of the Building, as shown on Exhibit A-4, First Amendment, and (iv) the “First Amendment Generator Premises”, which is located on the roof of the Building, as also shown on Exhibit A-4, First Amendment.

The First Amendment Prime Premises, First Amendment PH System Premises, First Amendment Storage Premises, First Amendment Penthouse Equipment Premises, and First Amendment Generator Premises shall be subject to all of the same terms and conditions applicable to the Prime Premises, PH System Premises, Storage Premises, Penthouse Equipment Premises, and Generator Premises, respectively, under the Original Lease, including, without limitation, with respect to the permitted use of each such area. For the avoidance of doubt, the First Amendment Prime Premises includes an animal care facility.
LANDLORD’S EXPANSION PREMISES CONTRIBUTION:	Up to $1,839,210.00, all subject to Exhibit B, First Amendment attached hereto and incorporated by reference herein.

WHEREAS, Tenant desires to lease the Expansion Premises from Landlord on the terms and conditions hereinafter set forth;

WHEREAS, Landlord and Tenant acknowledge and agree that the Expansion Premises is currently leased and occupied by Frequency Therapeutics, Inc. (the “Existing Tenant”) pursuant to a separate lease agreement (the “Existing Tenant Lease”), and that Saliogen Therapeutics, Inc. (the “Existing Subtenant”) currently occupies a portion of the Expansion Premises pursuant to a sublease with the Existing Tenant (the “Existing Sublease”), and that, as of the date hereof, the Existing Tenant has entered into an agreement with Landlord to terminate the Existing Lease, and that the Existing Tenant and Existing Subtenant have entered into an agreement with Landlord to terminate the Existing Sublease, in each case no later than December 31, 2023;

WHEREAS, Landlord and Tenant desire to amend the Original Lease to reflect the expansion of the Existing Premises to include the Expansion Premises, upon the terms and conditions hereinafter set forth, and to modify certain other provisions of the Original Lease upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Original Lease is hereby amended as follows (the Original Lease, as amended by this First Amendment, shall hereafter be referred to as the “Lease”). Any capitalized terms used herein shall have the same definition as set forth in the Original Lease, except to the extent otherwise set forth in this First Amendment.

1.	DEMISE OF THE EXPANSION PREMISES

a.             Demise of the Expansion Premises. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the Expansion Premises. Tenant hereby accepts the Expansion Premises free of all tenants and occupants, “broom clean”, and otherwise in their “as is”, “where is” condition on the Expansion Premises Commencement Date (as hereinafter defined), with all faults, and without representations or warranties from Landlord of any kind whatsoever. As of the Expansion Commencement Date, all base building HVAC, plumbing, electrical and other base building systems serving the Expansion Premises, shall be in in good working order. The demise of the Expansion Premises shall be for a term commencing on the Expansion Premises Commencement Date and expiring on the Expiration Date. Except as set forth herein, the demise of the Expansion Premises shall be upon all of the terms and conditions set forth in the Lease applicable to the Premises (including, without limitation, the Extension Option set forth in Section 1.2 of the Lease). Notwithstanding the foregoing, Landlord shall have no obligation to perform any work, supply any fixtures or materials, or to make any alterations or improvements to prepare the Expansion Premises for Tenant’s use and occupancy thereof. Upon execution of this First Amendment, Landlord shall provide Tenant with a copy of the most current list in Landlord’s possession of hazardous materials used by the Existing Tenant and Existing Subtenant in the Expansion Premises. On or prior to the Expansion Premises Commencement Date, Landlord shall provide Tenant with a copy of the final hazardous materials decommissioning report delivered to Landlord by the Existing Tenant pursuant to the Existing Lease. Notwithstanding anything to the contrary contained in the Lease, in no event shall Tenant be liable under the Lease for the presence of Hazardous Materials previously existing in the Expansion Premises as of the Expansion Premises Commencement Date. Any Alterations performed by Tenant in the Expansion Premises to prepare the Expansion Premises for Tenant’s use and occupancy shall be subject to the terms and conditions of Exhibit B, First Amendment.

b.             Existing FF&E. The parties acknowledge that Tenant may, but shall have no obligation to, reach an agreement with the Existing Tenant in connection with Tenant’s desire to acquire certain moveable furniture and moveable equipment presently located in the Expansion Premises, and any such furniture and equipment actually acquired by Tenant from the Existing Tenant, if any, is herein referred to as the “Existing Tenant FF&E”. Landlord shall reasonably cooperate (at no cost and expense to Landlord) with any such negotiations and discussions regarding the Existing Tenant FF&E. To the extent Tenant ultimately acquires any Existing Tenant FF&E from Existing Tenant, Landlord shall have no liability to Tenant if any portion of the Existing Tenant FF&E is removed by Existing Tenant, and therefore is not located in the Expansion Premises upon delivery by Landlord. Landlord makes no representation or warranty as to the condition, fitness or suitability of any Existing Tenant FF&E for Tenant’s purposes. Landlord shall not assume any ownership, title, or interest in any of the Existing Tenant FF&E. Tenant shall assume all ownership, title, and interest in the Existing Tenant FF&E that it elects to acquire and shall be required to remove the same in accordance with the terms and conditions of the Lease, including without limitation, Article 21 of the Lease; provided, however, that notwithstanding the foregoing to the contrary, in no event shall Tenant be obligated to remove at the expiration of the Term any built-in laboratory fume hoods, benches and other built-in fixtures, casework and improvements that are affixed to the Premises (the “Existing Lab Fixtures”, and collectively with the Existing Tenant FF&E, the “Existing FF&E”), which Existing Lab Fixtures constitute part of the Premises and shall be delivered to Tenant at no additional cost on the Expansion Premises Commencement Date. Landlord shall have no obligation for the maintenance, repair, or replacement of any such Existing FF&E.

c.             Expansion Premises Commencement Date

(i)             Subject to Section 1(c)(ii) of this First Amendment, the “Expansion Premises Commencement Date” shall be the date on which Landlord delivers the Expansion Premises to Tenant. Landlord anticipates delivering the Expansion Premises to Tenant on February 1, 2024 (the “Anticipated EP Commencement Date”); provided, however, the failure of Landlord to deliver the Expansion Premises to Tenant on or before the Anticipated EP Commencement Date shall in no way affect the validity of the Lease, this First Amendment, or the obligations of Tenant thereunder, and Landlord shall in no event be liable for such delay except as expressly set forth below.

1)             Rent Credit. If the Expansion Premises Commencement Date has not occurred on or before the date that is fifteen (15) days after the Anticipated EP Commencement Date (such date being hereinafter referred to as the “First Outside EP Rent Credit Date”), then, as Tenant’s sole remedy based upon any delay in the Expansion Premises Commencement Date, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Base Rent (in respect of the Expansion Premises only) equal to one (1) day for each day between the First Outside EP Rent Credit Date and the earlier of (x) the Expansion Premises Commencement Date and (y) the date that is thirty (30) days after the First Outside EP Rent Credit Date (such date being hereinafter referred to as the “Second Outside EP Rent Credit Date”). If the Expansion Premises Commencement Date has not occurred on or before the Second Outside EP Rent Credit Date, as Tenant’s sole remedy, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Base Rent (in respect of the Expansion Premises only) equal to two (2) days for each day between the Second Outside EP Rent Credit Date and the Expansion Premises Commencement Date. Notwithstanding anything to the contrary contained herein, each of the First Outside EP Rent Credit Date and the Second Outside EP Rent Credit Date shall be extended by the length of any delays in Landlord’s ability to deliver the Expansion Premises arising from delay by Force Majeure, which shall not include the failure of the Existing Tenant and/or Existing Subtenant to timely vacate the Expansion Premises in accordance with the Existing Lease.

2)             Termination Right. If the Expansion Premises Commencement Date has not occurred on or before the Outside EP Termination Date, as hereinafter defined, then Tenant shall have the option to terminate the Lease with respect to the Expansion Premises only, which shall be exercisable by a written termination notice given on or after the Outside EP Termination Date but before the date that the Expansion Premises Commencement Date occurs. If the Expansion Premises Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant’s termination notice shall be deemed to be void and of no force or effect. If the Expansion Premises Commencement Date does not occur on or before such thirtieth (30th) day, then as of such thirtieth (30th) day Tenant’s termination notice shall be effective and this Lease shall terminate with respect to the Expansion Premises and shall be of no further force or effect, and, except for (i) provisions of the Lease which are intended to survive termination of the Lease with respect to the Expansion Premises (e.g., indemnification provisions applicable during Tenant’s early access of the Expansion Premises) and (ii) Tenant’s right to remove any equipment and other improvements described in Section 1.c.(iii) below, neither party shall have any further obligation to the other party with respect to the Expansion Premises. For the purposes hereof, the “Outside EP Termination Date” shall be defined as five (5) months after the Anticipated EP Commencement Date, provided however, that the Outside EP Termination Date shall be extended by the length of any delays in Landlord’s ability to deliver the Expansion Premises arising from delay by Force Majeure, which shall not include the failure of the Existing Tenant and/or Existing Subtenant to timely vacate the Expansion Premises in accordance with the Existing Lease.

(ii)             Effective on the Expansion Premises Commencement Date and continuing until the Expiration Date, (a) all references in the Lease to “Premises” shall be deemed to mean the Existing Premises and the Expansion Premises, collectively, and (b) the Premises shall then contain a total of 93,449 rentable square feet. Effective as of the Expansion Premises Commencement Date, Tenant’s Share shall be increased to 43.58%.

(iii)            In addition, commencing January 1, 2024 (or earlier for certain office portions of the Expansion Premises if possible), Landlord agrees to grant Tenant early access to the Expansion Premises to enable Tenant to install wiring, cabling, servers, other telecommunications equipment and other improvements necessary for its operations, provided that Tenant shall comply with all requirements of the Lease, other than payment of Rent applicable to the Expansion Premises. The parties agree to reasonably cooperate with each other in scheduling such early access so that Tenant’s early access does not delay or interfere with the surrender and decommissioning of the Expansion Premises by the existing occupants. In the event that Tenant terminates the Lease with respect to the Expansion Premises, as provided above in Section 1.c.(i)2, Tenant shall have the right to access the Expansion Premises for a period of thirty days after the effective date of such termination to remove any wiring, cabling, servers, other telecommunications equipment and other improvements installed by Tenant. Tenant shall repair any damage caused to the Expansion Premises by such removal.

2.	RENT – EXPANSION PREMISES

a.             Base Rent – Expansion Premises. Commencing on the date occurring four (4) months after the Expansion Premises Commencement Date but in no event earlier than June 1, 2024 (the “Expansion Premises Rent Commencement Date”), and continuing thereafter through the Expiration Date, Tenant shall pay Base Rent in respect of the Expansion Premises as set forth below:

PERIOD	ANNUAL BASE RENT	MONTHLY PAYMENT
Expansion Premises Commencement Date – Expansion Premises Rent Commencement Date	$0	$0
Expansion Premises Rent Year 1	$4,873,906.50	$406,158.88
Expansion Premises Rent Year 2	$5,020,123.70	$418,343.64
Expansion Premises Rent Year 3	$5,170,727.41	$430,893.95
Expansion Premises Rent Year 4	$5,325,849.23	$443,820.77
Expansion Premises Rent Year 5	$5,485,624.70	$457,135.39
Expansion Premises Rent Year 6	$5,650,193.45	$470,849.45
Expansion Premises Rent Year 7	$5,819,699.25	$484,974.94
Expansion Premises Rent Year 8*	$5,994,290.23	$499,524.19
* annualized

As used herein, “Expansion Premises Rent Year 1” shall be the twelve-(12)-month period commencing as of the Expansion Premises Rent Commencement Date, except that if the Expansion Premises Rent Commencement Date occurs on other than the first day of a calendar month, then Expansion Premises Rent Year 1 shall commence as of the Expansion Premises Rent Commencement Date and shall end on the last day of the calendar year in which the first anniversary of the Expansion Premises Rent Commencement Date occurs. Each Expansion Premises Rent Year after Expansion Premises Rent Year 1 shall be the twelve-(12)-month period immediately following the preceding Expansion Premises Rent Year.

b.             Additional Rent – Expansion Premises. Commencing as of the Expansion Premises Commencement Date, and continuing thereafter through the Expiration Date, for and with respect to the Expansion Premises (i) Tenant shall pay Tenant’s Share of Operating Costs to Landlord in accordance with the provisions of Section 5.2(d) of the Lease and (ii) Tenant shall pay Tenant’s Share of Taxes to Landlord in accordance with the provisions of Section 5.3(c) of the Lease.

3.	RIGHT OF FIRST OFFER

a.             Section 26.1 of the Original Lease is hereby deleted in its entirety and replaced as follows:

Subject to the provisions of this Section 26, Tenant shall have a one-time right of first offer (the “ROFO”) to lease any portion of the ROFO Premises at such time that such portion of the ROFO Premises becomes available for lease, as hereinafter defined, so long as the ROFO Conditions, as hereinafter defined (which ROFO Conditions Landlord may waive, at its election, by written notice to Tenant at any time), are satisfied both at the time that Landlord is required to give an Offer, as hereinafter defined, and as of the commencement date of the term of the ROFO Premises. The ROFO shall apply to each portion of the ROFO Premises as each such portion of the ROFO Premises becomes available for lease. By way of example only, and not limitation, if Landlord delivers an Offer with respect to a portion of the space on the second floor of the Building and Tenant does not accept such Offer as provided pursuant to this Section 26, this ROFO shall no longer apply to such portion of the second floor of the Building described in such Offer, but the ROFO shall continue to apply to the balance of the ROFO Premises which has not previously been offered to Tenant.

b.             The first sentence of Section 26.2 of the Original Lease is hereby deleted and replaced as follows:

The “ROFO Premises” shall be defined as any space in the Building, other than the Premises, when such area becomes available for lease from time to time, as hereinafter defined, during the Term of this Lease (as it may be extended).

4.	PARKING

The parties hereby acknowledge that pursuant to Section 1.3(b) of the Existing Lease, Landlord has made available to Tenant up to seventy-five (75) parking spaces located in the Parking Areas for Tenant’s use as more particularly set forth in the Existing Lease. From and after the Expansion Premises Commencement Date, Landlord shall, subject to the terms of the Lease, including, without limitation, Section 1.3(b) of the Existing Lease, make available up to an additional one hundred fifty-three (153) parking spaces for Tenant’s use. The use of such additional parking spaces shall be upon all of the same terms and conditions as are applicable to the use of the Parking Spaces (as such term is defined in Section 1.3(b) of the Existing Lease), and from and after the Expansion Premises Commencement Date, the term “Parking Spaces” shall mean and refer to, collectively, the up to 75 parking spaces described in Section 1.3(b) of the Existing Lease and the up to an additional 153 parking spaces described herein, for a total of 228 Parking Spaces.

5.	SECURITY DEPOSIT

Landlord is currently holding a Letter of Credit in the amount of $1,044,615.00 pursuant to Article 7 of the Existing Lease. As of January 1, 2024, Tenant shall deliver an amended or replacement Letter of Credit in the new amount of $2,263,091.64 (i.e., representing an increase in the existing Letter of Credit by $1,218,476.64) and otherwise in accordance with said Article 7 of the Existing Lease, and from and after the date of this First Amendment, all references to the “Letter of Credit” shall mean and refer to the Letter of Credit, as amended or replaced in accordance with this Section 5. If Tenant elects to deliver a replacement Letter of Credit, then upon receipt of such replacement Letter of Credit, Landlord shall return the existing Letter of Credit to Tenant. In the event that Tenant terminates the Lease with respect to the Expansion Premises, as provided above in Section 1.c.(i)2, Tenant shall have the right to deliver a replacement Letter of Credit effective as of the date of such termination, in the original amount of $1,044,615.00 and Landlord shall return the Letter of Credit in the new amount of $2,263,091.64 to Tenant.

6.	MISCELLANEOUS

a.             Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this First Amendment except for CBRE (the “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker pursuant to a separate agreement with Broker.

b.             Authority. This First Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this First Amendment. The submission of drafts of this document for examination and negotiation does not constitute an offer, or a reservation of or option for, any of the terms and conditions set forth in this First Amendment, and this First Amendment shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this First Amendment to Tenant.

c.             Entire Agreement. This First Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this First Amendment and shall supersede all prior written and oral agreements concerning such subject matter. This First Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant.

d.             Severability. If any provision of this First Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this First Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

e.             Ratification. In all other respects, except as expressly modified herein, the Original Lease is hereby ratified and confirmed. The submission of drafts of this document for examination and negotiation does not constitute an offer, or a reservation of or option for any of the terms and conditions set forth in this First Amendment, and this First Amendment shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this First Amendment to Tenant.

f.             Governing Law. This First Amendment shall be construed and governed by the Laws of the Commonwealth of Massachusetts.

g.             Conflict. In the event that any of the provisions of the Original Lease are inconsistent with this First Amendment or the state of facts contemplated hereby, the provisions of this First Amendment shall control.

h.             Estoppel. Tenant hereby represents and warrants to Landlord as follows: (i) except as set forth in this First Amendment, the Lease is unmodified and in full force and effect, (ii) to Tenant’s knowledge, Landlord is not in default in the performance of any covenant, agreement, term, provision or condition contained in the Lease, (iii) neither the Lease nor the interest of Tenant therein has been assigned, sublet, encumbered or otherwise transferred; (iv) there are no defenses or counterclaims to the enforcement of the Lease or the liabilities and obligations of Tenant thereunder; and (v) Landlord has made no representations or warranties, except as expressly and specifically set forth in this First Amendment.

i.             Counterparts. This First Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument. This First Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED as of the date first above written.

LANDLORD

LS 75 HAYDEN, LLC,
a Delaware limited liability company

By:	/s/ Scott Bohn
Name: Scott Bohn
Title: Chief Development Officer

TENANT

VOYAGER THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Alfred Sandrock
Name: Alfred Sandrock
Title: President and CEO, Voyager Therapeutics, Inc.